Exhibit 10.40

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2012 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made in 2012 by the Pepco Holdings, Inc. (“PHI”) Board of Directors or the Compensation/Human Resources Committee (the “Committee”) with respect to the compensation payable to the PHI executive officers identified below, each of whom is an named executive officer to be listed in the Summary Compensation Table in PHI’s proxy statement for its 2012 Annual Meeting (a “Named Executive Officer”). As to each Named Executive Officer listed below, the decisions consisted of (i) the establishment of base salary for 2012, (ii) the establishment of the executive’s 2012 annual cash incentive award opportunities under the Amended and Restated Executive Incentive Compensation Plan (the “EICP”) and (iii) long-term equity and incentive awards under the Pepco Holdings, Inc. Long-Term Incentive Plan (the “LTIP”).

Name	Title	2012 Base Salary	Target 2012 Annual Cash Incentive Award Opportunity as a Percentage of Base Salary (1)	LTIP Awards (2)
				Performance-Based RSU Award (# of RSUs) (3)		Time-Based RSU Award (# of RSUs) (4)
Joseph M. Rigby (5)	Chairman, President and Chief Executive Officer	$985,000	100%	Threshold Target Maximum	20,054 80,218 160,436	40,109
Anthony J. Kamerick	Senior Vice President and Chief Financial Officer	$513,000	60%	Threshold Target Maximum	5,222 20,889 41,778	10,445
David M. Velazquez	Executive Vice President	$503,000	60%	Threshold Target Maximum	5,120 20,482 40,964	10,241
Kirk J. Emge	Senior Vice President and General Counsel	$400,000	60%	Threshold Target Maximum	3,258 13,030 26,060	6,515
John U. Huffman	President and Chief Executive Officer, Pepco Energy Services	$383,000	60%	Threshold Target Maximum	3,119 12,477 24,954	6,238

(1)	An executive can earn from 0 to 180% of this percentage of his base salary in the form of a cash incentive award under the EICP depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Executive Incentive Compensation Plan” below for 2012 performance goals.

(2)	The shares of PHI common stock, $.01 par value (“Common Stock”) constituting (i) performance-based awards of restricted stock units and (ii) time-based awards of restricted stock units in the aggregate had a market value on December 30, 2011 equal to the following percentage of the executive’s 2012 base salary: 250% for Mr. Rigby; 125% for Messrs. Velazquez and Kamerick; and 100% for Messrs. Emge and Huffman.

(3)	See “Long-Term Incentive Plan Awards—Performance-Based Restricted Stock Unit Awards” below for a description of the performance-based restricted stock unit awards issued under the LTIP.

(4)	See “Long-Term Incentive Plan Awards—Time-Based Restricted Stock Unit Awards” below for a description of the time-based restricted stock unit awards issued under the LTIP.

(5)	In addition to the awards listed in the table above, pursuant to the terms of his employment agreement, Mr. Rigby is eligible to receive a series of three performance-based awards of 36,945 restricted stock units, each of which shall vest at the end of each year of the contract term provided that Mr. Rigby remains continuously employed during such year and that certain performance goals with respect to such yearly performance period are met, which goals shall be established by the Committee and shall be based on criteria including: (i) reliability of electric service to customers; (ii) residential customer satisfaction; (iii) “Smart Grid” deployment and customer benefits; (iv) PHI reputation within its service territories; and (v) management recruitment and talent development.

Mr. Rigby is also eligible to receive a time-based award of 73,891 restricted stock units, one third of which vests on January 1, 2013 and the remaining two-thirds of which vest pro rata on a daily basis over the two-year period beginning on January 1, 2013, in each case provided that Mr. Rigby remains employed by the Company, subject to certain exceptions as provided for in his employment agreement.

Amended and Restated Executive Incentive Compensation Plan

Each of the executive officers listed in the table above is a participant in the PHI Amended and Restated Executive Incentive Compensation Plan (subject to stockholder approval of such plan at the PHI 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”)). On January 26, 2012, the Committee established the following performance objectives to be used for the determination of 2012 cash bonus awards for the executive officers (subject to such stockholder approval).

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Messrs. Rigby, Kamerick and Emge: (1) net earnings relative to net budgeted earnings, (2) cash flow, (3) electric system reliability, (4) customer satisfaction, (5) diversity, (6) safety, and (7) key operational project completion.

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Mr. Velazquez: (1) Power Delivery net earnings relative to net budgeted earnings, (2) capital expenditures, (3) operation and maintenance spending, (4) electric system reliability, (5) customer satisfaction, (6) diversity, (7) safety, and (8) key operational project completion.

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Mr. Huffman: (1) Pepco Energy Services net earnings relative to net budgeted earnings (less power plant earnings), (2) value of contracts executed, (3) bad debt, (4) power plant net income, (5) diversity, and (6) safety.

Long-Term Incentive Plan Awards

On January 26, 2012, the Committee granted awards of performance-based restricted stock units and made awards of time-based restricted stock units under the LTIP (subject to approval by PHI stockholders at the 2012 Annual Meeting of the performance goal criteria under the LTIP, in the case of grants to certain executives). Participants in the LTIP are key employees and officers of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, including each of the executive officers listed in the table above.

Performance-Based Restricted Stock Unit Awards

A performance-based restricted stock unit award accounts for two-thirds of each executive’s aggregate 2012 LTIP award. Depending on the extent to which the pre-established performance goal, which is based on PHI’s total shareholder return relative to a group of peer companies over a three-year period beginning on January 1, 2012 and ending on December 31, 2014, an amount of each award ranging from 25% to 200% of the target number of shares subject to the award may vest in the form of shares of Common Stock. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Committee, which the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise such measures, other than with respect to awards to “covered employees” subject to Section 162(m) under the Internal Revenue Code. No adjustment shall be made that causes an award to fail to comply with Section 162(m) of the Code. The target and maximum vesting amounts (representing 200% of the target award opportunity) of each performance-based award of restricted stock units for each listed executive officer are shown in the table above.

Subject to certain exceptions provided for in the LTIP or in the award agreement, performance-based awards are subject to forfeiture if (i) the employment of the executive terminates before the end of the three-year performance period, subject to certain exceptions provided under the LTIP or (ii) the performance goals associated therewith have not been achieved as of the end of the three-year performance period. When a dividend is paid on the Common Stock, the executive’s restricted stock unit balance is credited with additional restricted stock units equal to the number of shares that could be purchased with the cash amount of the dividend at the then current market price. Additional restricted stock units credited as dividend equivalents will vest only to the extent the underlying restricted stock units vest.

Time-Based Restricted Stock Unit Awards

Each listed executive officer has received a grant of time-based restricted stock units, which accounts for one-third of the executive’s aggregate 2012 LTIP award. The time-based restricted stock units are subject to forfeiture if the employment of the executive terminates before January 26, 2015 (the “Settlement Date”) except that, unless the Committee determines otherwise (and except as otherwise provided in the LTIP, the requisite award agreement or in Mr. Rigby’s employment agreement), in the event of the death or disability of the executive or if the employment of the executive is terminated or the executive terminates employment for “good reason” within 12 months following a “change in control” (as each such term is defined in the LTIP) (each, a “Qualifying Termination”), the award will be pro-rated as provided in the LTIP. On the Settlement Date or, if earlier, on the date of a Qualifying Termination, each restricted stock unit that has not been forfeited will be settled by the delivery of one share of Common Stock. When a dividend is paid on the Common Stock, the executive’s restricted stock unit balance is credited with additional restricted stock units equal to the number of shares that could be purchased with the cash amount of the dividend at the then current market price. Additional restricted stock units credited as dividend equivalents will vest only to the extent the underlying restricted stock units vest.